Exhibit 99.1
WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
March 16, 2007
2:00 p.m. CT
Operator: Good day everyone and welcome to today’s Wheeling-Pittsburgh First Quarter Earnings conference call. Just a reminder, this call is being recorded.
At this time for opening remarks and introductions, I would like to turn the call over to Mr. Dennis Halpin, Director of Investor Relations. Please go ahead, Mr. Halpin.
Dennis Halpin: Thank you, Lisa and good afternoon everyone. Welcome to Wheeling-Pittsburgh’s conference call and webcast covering the 2006 fourth quarter and full-year results.
With me today with Wheeling-Pittsburgh with prepared remarks are James Bouchard, Chairman and Chief Executive Officer; Craig Bouchard, Vice Chairman and President; Paul Mooney, Executive Vice President and Chief Financial Officer and Tom Modrowski, Chief Operating Officer.
Certain comments made on this morning’s call may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Listeners are cautioned that such forward-looking statements are only predictions and may differ materially from actual future events or results. Please refer to Item 1A entitled “Risk Factors” in our most recently filed Form 10K, as well as other reports and filings with the SEC,

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

which identify important risk factors that could cause actual results to differ from those contained in the forward looking statements.
In addition, any forward-looking statements contained in this conference call, represents Wheeling-Pitt’s views as of today only and the company does not assume any obligation to update them.
Lastly, please note that this conference call is open to the public and is being broadcast live, both on our website at www.wpsc.com as well as www.investorcalendar.com. It contains time sensitive information and is being recorded for replay through March 23rd by dialing 888-203-1112 or 719-457-0820 and using the passcode 3429091.
Now to begin with our prepared remarks, I’d like to welcome and turn the call over to Mr. James Bouchard. Go ahead, Jim.
James Bouchard: Thank you, Dennis and good afternoon to everyone. I want to start with it’s a great day for Wheeling-Pittsburgh Steel, the U.S. steel industry and more importantly, the American taxpayers.
I want to apologize for the meeting delay, but my brother, Craig, needed a few extra hours to put the finishing touches on something extremely important to all of us. I want to formally announce that Wheeling-Pittsburgh Steel is paying off our U.S. Government Guaranteed Loan. I want to thank Senators Byrd and Rockefeller and Governor Joe Manchin, the Emergency Steel Loan Guarantee Board and the United Steelworkers of America and their members for saving this company a few years ago. However, I’m proud to announce that Wheeling-Pitt will pay off our government loans, in full and nine years early. This is contingent upon the Wheeling-Pittsburgh shareholders approving the Wheeling-Pitt/Esmark merger, but if not, the company has committed

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

to pay off the loans six years early. As one of our fine representatives stated, “This is reminiscent of Chrysler and Lee Iacocca, but a hell of a lot faster.”
Joe Manchin, specifically about 30 minutes ago, stated from the state of West Virginia that he was very proud of this company, he was proud of the citizens of West Virginia for stepping forward to save this company and that this company turn around is paying back that government loan early and here’s an example of state, community and government working together to save one fine American institution. I appreciate and Craig appreciates the governor’s comments.
Craig will spend considerable time to update you on his negotiations, long negotiations, with Mike, Vince, Paul and the whole team, with our bank group, the loan board, the proposed merger of Wheeling-Pitt and Esmark and a $50 million convertible note that will be — add additional liquidity to the company immediately. The company’s experiencing record production levels and significant growth in March and needs additional liquidity to accomplish our new commercial and production levels.
However, let me give you a 100 day snapshot of the company since our new management team was inserted on December 4th. The company had 10,000 tons of orders or only three days of production. Steel prices in the United States were dropping like a rock and were off well over $100 per ton. While service center inventory — service center and ((inaudible)) inventories were at record levels. Obviously, this would make it very difficult to secure orders for January, February or March. In addition, most of our customers had already made commitments in the first quarter to our competitors at this time. I want to congratulate Tom Mihelcic and his commercial team for managing through a difficult period and putting an expanded customer base together with a solid order book beginning in March. Moreover, words cannot do justice for the tireless work and dedication to the operational transformation that John Goodwin, Tom Modrowski, Mark Trapp and John’s new team, including the United Steelworkers, have demonstrated over the past 100 days.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

In addition, I want to talk about the incredible steel making expertise at Wheeling-Pitt and here in the Ohio Valley. John Goodwin has stated on multiple occasions and so everybody knows here, you know, after having run, you know, 10 facilities in the United States and the largest in the United States, he feels that the work force at Wheeling-Pitt has tremendous steel making expertise that he’s never seen before. Secondly, the union leadership and the union members at this plant have engaged him, engaged the whole management team to make a transformation at this company. He’s never seen it in his 40 years in the steel business. He believes the steel making expertise in the Ohio Valley is second to none in the United States. This is leading for the transformation and the very positive forward second quarter and for the balance of the year that we’re looking at, to grow and to build this company to the type of levels that we think we can do.
Unfortunately, our operations team cannot do anything about our scrap inputs for January, February and March and they’ll be negatively impacted by significant scrap increases in the United States or approximately $100 per ton over the past 60 days. I expect Wheeling-Pittsburgh Steel and our commercial team to address this raw materials scrap phenomena that’s occurring in the world and the United States market in the second quarter.
Before we get underway, I want to introduce our whole executive management team. My brother Craig, the Vice Chairman and President and all are at this table and be prepared for questions later. John Goodwin, who is remote and as everyone knows, John will not come to headquarters until he achieves the production standards and the levels that he has set for this company, Tom Modrowski — or John, our CEO — Tom Modrowski, our President of Mill Operations; Jim Ledgard, our Vice President of Mill Operations; Paul Mooney, our Chief Financial Officer; Dave Luptak, our Executive Vice President, General Counsel and Secretary; Tom Mihelcic, Vice President of Commercial; Greg Pilewicz, Senior VP of Human Resources; Steve Powers, Vice President of Strategic Planning; Mark Woomer, Chief Information Officer; Vince Assetta, Vice

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

President and Controller; Mike DiClemente, Vice President and Treasurer and (Steve Servold) our President of Wheeling Corrugated.
This is about a team effort. It’s about the team that sits at this table. As we go forward, we will be open for all questions, first starting with the analysts, second with the financial community and if time permits, anything from the press and on the outside. So, we will be as open, forthcoming and answer any questions that we possibly can. I want to thank our team together with the Board of Directors, our employees, our partners at the United Steelworkers, our global business partners and more importantly our shareholders.
To say we have come a long way since December 4th, would not do justice to the hard work and sacrifice that every employee has made to this company. I feel we are in infancy stage or the first chapter of our turnaround and have the right team in place to write some exciting new chapters in the history and rebuild Wheeling-Pittsburgh Steel.
At this time, I’d like to turn it over to Paul Mooney, who’ll discuss our fourth quarter and full year 2006 results and share our first quarter 2007 outlook. Paul?
Paul Mooney: OK. Thank you, Jim. Before I provide our normal quarter sequential comparison, I’d like to make a few brief comments about the year.
Wheeling-Pittsburgh reported a modest net income of $6.5 million for all of 2006, versus a loss of $33.8 million for all of 2005. It was a difficult year for the company and a dismal fourth quarter results significantly affected our annual performance. We gave up $18 million at the net income level of $20.5 million of operating income and our negative EBITDA of $7.5 million for the quarter while not unexpected as we indicated in our earnings warning of November 28th, reduced our annual EBITDA to $63.5 million. Our $20.5 million operating loss for the fourth quarter compared to net income for the third quarter of $17.4 million and reflected fourth quarter shipments of

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

431,300 tons. Down 29 percent from the 609,700 ton shipped in the third quarter of 2006. The third quarter operating income was $25.3 million for a total decline between quarters of $45.8 million.
Fourth quarter revenues of $357 million compare to third quarter revenue of $483 million. Coke sales comprised $24.8 million for the fourth quarter and $15.7 million of the third quarter revenues. Excluding these revenues, the average price per ton of steel shipped in the fourth quarter was $770 a ton versus $766 a ton in the third quarter. A $4 increase which was due to product mix. Hot roll selling prices actually decreased $36 per ton to $591 in the fourth quarter, down from $627 in the third, but an overall higher value added product mix increased the average price. Excluding the cost of coke from total cost, the cost of sales for steel products only in the fourth quarter was $754 per ton versus $679 in the third quarter.
So, steel gross margins decreased $71 per ton quarter-to-quarter. And this accounted for $43 million of the $45.8 million decrease between the quarters, which I mentioned. ((inaudible)) on increase and steel cost of sales resulted from a higher cost mix of $28 per ton under absorption of fixed cost due to the significantly lower production levels in the fourth quarter of about $25 a ton and higher operational costs of about $22 a ton.
The higher operational costs were primarily due to the fourth quarter steel making configuration which utilized more of higher cost (BOF) facility. The higher cost of steel sales, which I’ve just described does not include the benefit of a fourth quarter $6.1 million insurance recovery related to our business interruption claim. However, the benefit of this insurance recovery was approximately offset by higher depreciation expense and higher SG&A costs quarter to quarter. The higher depreciation expense in the fourth quarter is related to a revaluation of the estimated recovery value of vital assets at our Steubenville North facility. And the higher SG&A relates primarily to higher severance costs as well as proxy and M&A costs.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Our overall cost of metallics increased by $6 per ton in the fourth quarter. Our average purchase cost of scrap decreased by $16 per ton, which when factored for our full scrap base production of 44 percent for the quarter, translated to a decrease of $7 per shipped ton. However, hot metal costs increased $13 per ton, primarily due to purchase coke costs which increased due to the continued rehabilitation of one of Mountain States Carbon’s coke batteries.
As we look at the first quarter of 2007, we see a further deterioration in operating results of at least $25 million to an operating loss of no less than $45 million. The one time costs expected to be incurred for voluntary separation incentive program, are not included in this — I’m sorry, are included in this estimate. About half of the expected first quarter loss was incurred in January alone, when only about 140,000 tons of products were shipped. Volumes have been improving month to month this quarter to arrive at an expected 564,000 tons for the quarter. However, selling prices continues to fall during the quarter and are down sequentially as I’ll explain in a moment. Further scrap costs have risen dramatically which has made earnings improvement a continuing challenge. Compared to the fourth quarter, the absence of the insurance recovery, netted a return to more normal levels of depreciation expense in the first quarter represents about $1.9 million of the change and the absence of gross margin related to coke sales due to the deconsolidation of our Mountain State Carbon coke batteries, a further $3.3 million for a net difference of $5 million negative.
Most of the growth in shipments, which I mentioned, is expected to occur in hot roll products. However, hot roll selling prices are expected to decrease $90 per ton to about $500 per ton and overall steel selling prices are expected to decrease $105 per ton to $665 per ton. Overall cost of sales are also expected to decrease by $105 per ton, but approximately $35 per ton of this decrease relates to the absence of cost related to the coke sales due to the deconsolidation. Therefore, steel cost of sales on a part-time basis are expected to decrease by about $70, resulting in a gross margin decrease of at least $35 or $40 per ton.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

In summary, while volume will be up, the first quarter selling price decreased and an increase in scrap cost will more than offset the beneficial volume effect on costs.
At December 31, 2006, we had $10.6 million in cash, net of the amount ((inaudible)) Mountain State Carbon and we had $110 million outstanding on our revolving credit facility. At February 28, this amount had increased by $16.9 million to $126.9 million, principally as a result of changes in working capital. At December 31, liquidity on our revolving credit facility was $32.9 million and was approximately $66 million at the end of February which includes the benefit of removing the requirements for maintaining $50 million of availability as a result of our compliance with our year-end covenant.
With that, I’d like to turn the call back — or over rather to Craig Bouchard.
Craig Bouchard: Paul, you’re a difficult act to follow. I can hear the shareholders out there smiling right now. I’m going to talk about a number of things today because financially there’s a lot going on at the company. I will say that a couple things to start, Jim and I have spent the last two years listening to quarterly conference calls and we are committed to making them more exciting and I believe that you will find today to be the first of the more exciting calls.
Secondly, I think it’s very important that we state that as managers we believe our priorities are to look out for the best interest of our shareholders. And the shareholders at Wheeling-Pitt will find us dedicated along with everybody on our team to giving our shareholders a positive and above market rate of return in the steel industry. It’s the principle goal of our management team, both old managers and the new team that’s come in to the company. We’re dedicated to that.
Secondly, and nearly as importantly, as morally and ethically principled people, we exist for the benefit of our employees and the communities in which we live and work. And it’s very important to Jim and I, that as we rebuild Wheeling-Pitt and make it special, that the communities follow suit

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

and we rebuild these communities that have in fact, suffered over the last few decades of a difficult steel industry.
As Jim mentioned, Wheeling-Pitt has been through bankruptcy a few times, it’s been saved, not by great ideas and really not even by U.S. government and their guarantees, it’s been saved by the work and the sweat of the people that worked in the company, who still work here, that have retired from working here and their families and the community that gave them the support to save this company. I would add, although not related, you could walk right across town to Weirton and you’d find the same example there. Their employees have saved that company to the point where it can continue and to prosper in the future. This is the strength of the Ohio and the Mon Valleys and it shouldn’t be underestimated.
Now, with that, let’s move back and just start with December 4th, when we came in, the new Board of Directors started its jobs. Jim took over as the CEO of the company, I came in to support him as the President of the company and it wasn’t a pretty picture. Jim mentioned a few things, it was actually worse than that because he was being very positive as he opened us up here as he always is. When we walked into the company, there was roughly $10 million liquidity available to run a very large steel mill. Roughly two weeks later, the company owed $40 million for a slab deal that was constructed at a $500 questionable price. That $40 million we didn’t have the ability to make, so Jim and his team immediately went at the renegotiation of that and were successful. Had they not been successful, the company could not have met that obligation. We also had $20 million of payment accelerating into the first quarter because of the delayed construction and reconstruction of the coke battery. That transaction had to be renegotiated. That was also successfully renegotiated.
We also had a very small order book as Jim indicated. And the week we walked through the door, the company lost its largest customer, lock, stock and barrel. So, with that, it was welcome to Wheeling-Pitt, you guys from Chicago and we took the challenge and we have taken the steps

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

to think about all those things and put in place across our team and across our company, a financial plan. And I want to tell you what that is and then I’m going to go through and describe the components of how we’re going to achieve the plan.
First and foremost, we believe that we need to complete the merger of Wheeling-Pittsburgh Steel and Esmark and we’re announcing today that a definitive merger agreement has been executed between the boards of the companies. We’ve begun the S-4 proxy process through the SEC to take this offer to the shareholders of Wheeling-Pitt for approval. There’s lots of complications in going through the administrative process and the SEC process. We’re working hard at that and we are hopeful that we can complete the merger in the month of June. That is goal number one.
Goal number two is to dramatically improve the balance sheet of this company. Jim and I do not believe in weak balance sheets. From the start, we have built our companies, prior to Wheeling-Pitt, with no long term debt. Wheeling-Pitt’s got a lot of it and it’s going to have a lot less of it in the future. We are going to have one of the strongest balance sheets in our industry by the time we are finished reconstructing this company. The shareholders can count on that.
The third goal is to make the company very liquid in the short run and very liquid in the long run. Wheeling-Pitt has been a wounded duck for two decades competing in a very competitive global industry. Those days are not over yet, but they’re almost over and you can count on that happening.
And finally and very importantly, Jim and I spend lots and lots of time thinking about this, but our fourth goal is to position this company for growth. Both organic growth and growth via acquisition. That’s what we do, we’re very good at it and after our track record leading up to before December 4th, no one should think that our tendencies are going to change.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Now with that, let me start talking about the merger and then I’m going to talk about our relationships with the financial community, meaning our banks and the loan board and I’m going to finish talking about liquidity and pulling it all together and completing the merger.
So, start with merger. Those that follow the company closely know some of these things, but I’m going to state the general process so that everybody begins on the same page. The process was this; Esmark made its new proposal, which was much like his old proposal with the new board coming in and taking its position. There was an independent committee of directors established at the company to consider the Esmark proposal and any and all other proposals that might have come for the purchase or merger or any activity of the like with Wheeling-Pitt.
That independent committee was staffed with some of the strongest, most independent directors that anyone could imagine with steel expertise, financial expertise, accounting expertise, government expertise and academic expertise — all of them at the top of their field. They hired an independent law firm, this is not to do business with Esmark, has never done business with Esmark, that’s Buchanan, Ingersoll, Rooney a first-class law firm in Pittsburgh — to represent the independent committee in its evaluation of the offer.
The independent committee then hired UBS Securities, a globally recognized financial party that is an investment bank as well as a commercial bank, doing business on nearly all continents, has never done business with Esmark, has done business with the prior management and board of Wheeling-Pitt and was very familiar with the company before we came and was also involved in the CSN transaction. UBS is globally recognized as one of the top four steel banks in the world with a great deal of expertise in their field.
The independent committee with its independent financial advisors did months of due diligence on Esmark, not only on our offer and on the economics behind it and the financials behind it, but in the visiting of our facilities, in the meeting of our management, in discussion with the Esmark

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

auditors and that due diligence process was extremely thorough. The independent committee’s job of course, was to determine that the valuation of Esmark was appropriate in our offer and that the transaction being offered the shareholders of Wheeling-Pitt was fair. That process took months as well.
In the last week, the independent parties advising the independent committee and the independent committee agreed that the transaction was fair; Esmark’s valuation was fair and recommended it to the full Board of Directors that the merger be approved and put in a process towards consummation. Wheeling-Pitt’s Board of Directors as well as the Esmark Board of Directors met each independently of course and each unanimously approved the merger transaction. ((inaudible)) we begin on Monday, the S4 Proxy Process with the SEC headed toward shareholder approval.
OK, now with that, I’m going to get to the terms of the merger and I apologize for reading a little bit, but the company is issuing a press release today with all the details, I’ll just mention the basic ones here to help in the rest of the discussion. The merger agreement provides for the formation of a new company to be called Esmark, Inc. In this conversation here, we can refer to that as the new Esmark. And the new Esmark intends to apply to listed stock for trading on the New York Stock Exchange.
Under terms of the merger, existing Wheeling-Pitt shareholders will receive a share in the new co in exchange for its share in Wheeling-Pitt and they have a choice, along with that share of receiving a right to buy additional shares at $19 and they have the right, if they want to exit the company within a period of time, which is ten days from the merger date, of putting its share — putting shares for $20.
The rights offering has a maximum amount to it of $200 million and that is an underwritten facility which means if the shareholders can buy up to an incremental $200 million of stock in the new

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Esmark and they can do that at $19 and if the shareholders don’t exercise those rights, a financial institution, one of our major institutions backing the company is committed to put that equity in. So, the new Esmark will have $200 million of cash equity at the merger in addition to the assets of Esmark and Wheeling-Pitt being merged together.
We also have a committed credit facility for $400 million for the new Esmark, which is short term lines of credit. So from the start, you know, Wheeling-Pitt has felt it necessary to begin this new company with a high degree of liquidity and a flip-flop balance sheet, which means the Wheeling-Pitt board, Jim and I and the entire team understand that being strong on Wall Street, being able to compete in money as well as in steel, we have to have a company that its balance sheet is mostly equity and more — meaning more than 50 percent and less than 50 percent debt. So, we’re going to flip-flop this balance sheet over to a very strong balance sheet with cash, with large lines of credit and with an awful lot of customers on the day the merger is consummated.
Now, let me give you some color. The terms of the merger are very similar to what was proposed last year. And I want to give you some color because I received many, many phone calls here at Wheeling-Pitt via our director of investor relations, Dennis Halpin, who forwards investor calls to me and so I sit down frequently and talk with the investors of Wheeling-Pitt. And of course, they’re all — as most people would know on this phone call — the Wheeling-Pitt investor base is to a very high percentage, institutional investors.
There’s a very small retail base in this company’s investor base. So, generally a group of large funds own this company. And they’re smart people and they have analysts that follow the company closely and they’re generally funds that invest in steel companies, meaning they know the industry and so these are smart people. And they come to me and they have a question, comes in to each phone call and each meeting that I’ve had, which is, hey Craig, we know that the offer here is to exchange our share at $20 in this merger, in exchange for a new co-share that

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

has a right to buy more shares at $19 or a right to put at $20. That’s the deal Craig, I want you to tell me if this is fair.
Now what I could say is hey, UBS thought it was fair and hey the board thought it was fair and everybody thought it was fair, so they executed the merger agreements — that’s the easy — that’s the easy answer. My answer is not predicated on that. My answer is people are asking me, they trust my opinion, they trust this company’s financial staff and they’re asking my personal opinions and my personal answer to their question is yes, it’s fair. That’s more important to me than what the board says. When I give somebody an answer its all shareholders of the company will find out eventually — it comes from my heart and it’s honest and it’s correct.
I want to tell you today why I think the offer is very fair, in fact, it’s overly fair. The reason is very simple. In the merger of Wheeling-Pitt and Esmark, Esmark’s company is being put into the new co, that’s all been valued and by the banks and all this sort of stuff, but beyond Esmark, Esmark is bringing four critical assets that are not in Esmark or not in the balance sheet of Esmark, to this combined company. And when the board of Wheeling-Pitt considered the offer and when UBS considered the fairness of the offer, these things were prominently analyzed and discussed. And I want to comment to you on what they are.
The first is this; Wheeling-Pitt has a high cost structure as a steel producer. We’re in a commodity business; the winners in commodity businesses are those that have low cost structures. That’s an easy one. So in fixing this company, Jim and the team of 10 executives that he’s brought from the steel mills around the world, some of the best players out there, they’ve really focused on improving the cost structure.
There is one component that Esmark, not Wheeling-Pitt, brings to that equation and that is the approval from the steel workers and the execution of a contract to bring low cost slabs from the

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Ukraine, Mingo Junction to run through our hot strip mill and to fix — help to fix the cost structure of the company and significantly improve the EBITDA of the company.
That deal comes via number two in the list of four specials items. And that is our arrangement with the United Steelworkers to renegotiate the collective bargaining agreement of Wheeling-Pitt. We had substantial conversation with the steelworkers before we made our initial offer for Wheeling-Pittsburgh Steel and in those discussions with the United Steelworkers, we focused on slabs in asking their approval to import up to two million tons of slabs into this facility which is a very unusual, positive thing that the steelworkers did for Esmark in our effort to win this transaction with Wheeling-Pitt.
And secondly and very importantly, in that collective bargaining agreement, which we hope will go to ratification just prior to the merger occurring — we negotiated away the profit sharing agreement that is currently in the Wheeling-Pitt collective bargaining agreement. Which if you look at it correctly after a small threshold gives up to 33 percent of the EBIT to the active and retired via the ((inaudible)) steelworker units and that profit sharing percentage was lowered to a total of roughly approximately 10 percent from 33 percent.
Now, how did we do that? Esmark threw its profits into that basket of the 10 percent share and when you throw Esmark’s potential profits going forward into the profit sharing agreement; it’s very worthwhile for the union in its estimation, to take 10 percent of the whole. The slab deal and the profit sharing transaction that was negotiated with United Steel Workers to make this a viable good transaction for Wheeling-Pittsburgh Steel are assets that Esmark brought to the table. Wheeling-Pitt was incapable of negotiating those items.
The third point is this and Jim receives a great deal of credit. Jim exercised his reputation, his experience and to put his personal name on the line and brought to this company 10 world class executives from steel mills around the world into key positions to supplement the very good

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

managers that we have in many, many departments here at Wheeling-Pitt. Those executives would not have come to Wheeling-Pitt without Jim Bouchard and the Esmark name behind the transaction.
Finally and this is very important, there’s a fourth — there’s a fourth item that Esmark introduced here to the Wheeling-Pitt board of directors, in essence, the $20 put right in the offer needs to be looked at like the following. In this offer, there is a $20 floor placed on 7.5 million shares of Wheeling-Pitt stock for the period of the next three to five months while we await approval by the SEC and shareholders of the transaction. It’s not very difficult valuing that floor, in fact, going to any of the major derivative ((inaudible)) at the international banks, it’s pretty easy to say, guys, seven and a half million shares, three to five months, use your Black (Scholes) model and value the $20 floor on this stock price. The answer came back; the value of that floor is worth $3 to $5 per share.
The other three components analyzed exhaustively by the independent committee and by UBS, amounted to $7 per share in extra value being offered on top of the value of Esmark. Therefore, in our opinion, Esmark is offering in the exchange rate of the merger $20 per share plus roughly $10 of value. So, I say that only because I know I’m going to get that question a lot more from shareholders between now and approval and that’s a starting point for everybody to re-ask their questions. We believe this transaction, as board directors, that Wheeling-Pitt, Jim and I as well as the CEO and the President of the company, that this is a transaction that is in the best interest of every single shareholder of Wheeling-Pittsburgh Steel.
Now with that, I will move on to the next piece of the process here, which is the financial providers of the company. I won’t spend too much time on this, but it’s very important stuff. The company has a short term bank group. The company has a long term bank group and the long term bank group has — let me start with the short term bank group is secured by the inventory and receivables of the company.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Right now, there’s roughly a $150 million borrowed under the short term banking revolving facility. The company has a long term bank group that has $186.4 million currently under — outstanding on those long term bank loans which are guaranteed by the U.S. government. That bank group also has a lien on the assets of the company and a second lien on the short term inventory and receivables of the company.
The change of control of this company needs to be approved by the government for the maintenance of those guarantees and the long term creditors in general, look to those guarantees for the credit-worthiness of their loans and for the short term creditors to make any changes to the revolving credit agreement, they need approval of the long term creditors, who need approval of the government guarantee board. So, you can see the complexity in which we live in this financial world of Wheeling-Pitt.
I say that with a company that because of the losses that Jim described, because of the difficulties the company’s had and because of the lack of liquidity as we entered on December 4th, was facing a company in default next year under its loan covenant. So, not only do we need approval of the transaction to occur and had to go to the U.S. government and the loan board to discuss that and get their approval, we also of course need the approval of the banks to make the merger happen. There are 16 banks spread across the short term and long term banking facilities. And of course there are very important people involved at the loan board and its staff itself.
So with all that, we’ve spent the next — the last — the last particularly the last 45 days in significant negotiation with all of these parties, enlisting their support in helping us building this company. I am happy to report that we have reached agreement with all of the banks and with the loan board on the following items. From the short term bank groups, we ask their support for three — for a number of things, but three significant items. For $45 million of borrowing capacity under

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

the lines that was not there when we started. The increase to capital expenditure limits by $70 million.
As you may find out or know already, but find out in the future, we have significant plans to improve the facilities of this company. It’s had to, because of it’s financial position, just get along for a lot of years. That’s not going to be the case going forward. We’re going to invest in our people and invest in our assets. And finally, on the short term bank side, we asked for them to approve a capital infusion to the company that would occur immediately and I’ll describe that in a moment.
From the long term banks, we asked for relief from the three major covenants that they have. This is a leverage covenant, an interest coverage covenant and a fixed charge coverage covenant. We asked for the long term banks to waive all — any and all activity with respect to those three covenants until April 1st of next year. The long term banks agreed to do that.
From the U.S. government loan guarantee board, we asked them to approve our merger. We asked them to approve of the banks giving us that covenant relief. They said yes. The counter play through all that discussion was, we want to make an immediate improvement in the debt structure of this company and we told them we wanted to immediately start paying down the long term loans. That’s what Jim and I do.
So, we made them an offer to put $50 million in the company immediately to start taking down the long term principal and we have committed to retiring $37.5 million of that principal on Monday, which we will do.
We’ve also ((inaudible)) the long term banks we’re not going to worry about interest payments for a while and we’re going to prepay their interest until April 1st of next year. This will provide more liquidity for the company in the intervening period. And on April 1st of next year, contingent upon

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

the merger happening, we are going to refinance all of that long term debt, we will terminate the government guarantees. We will thank the government for having helped save this company and say today and then, it’s time for this company and for its employees and in fact, the citizens of the Ohio and Mon Valleys to stand on their own two feet. We don’t need any crutches. We’re ready to run again. And these guarantees are going away on that day. We’re as confident in what we’re doing here to say to the government, that even if the merger doesn’t happen, we’ll retire those guarantees in three years, six months early on their existing schedule.
So with that in mind, the banks have approved all of the things that I’ve just listed. We have concluded those arrangements and we have concluded our discussion and friendly negotiation with the loan board and each of the items that I’ve discussed has been approved and is now in place.
Let me talk about the $50 million of liquidity. This is going to come to the company in the form of a $50 million unsecured coordinated convertible note. This note will be converted into equity at the merger date, at the merger price. Note there is interest at six percent.
For any of the many people on the investor list out there that came out of the distress debt market, you won’t recognize the instrument because it’s a lot better than any of you guys would do for your customers. It is a very fair and in fact, fantastic facility for the company that allows it to embark on and finalize agreement with the loan board, finalize its agreement with the banks and to ensure that we have a clean opinion from Pricewaterhouse, the company’s auditors, which is very important to us as well. That facility is being provided by major investors of Esmark, Wheeling-Pittsburgh Steel and Jim and I felt so strongly that we needed the market to know our commitment to the future of this company that we have between the two of us committed $5 million of that payment, personally on Monday morning.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

So with that, we in fact have put $50 million in the company today and we will be repaying $37.5 million of principle to long term banks on Monday morning.
This company is now on its way to a strong balance sheet. We are now on our way to a strong short term liquidity position, a strong long term liquidity position and we will strive with the shareholder’s help to complete this merger and build a leading U.S. steel manufacturing and distribution concentrated company. For those investors out there that focused on things like multiples, we’re going to be the best steel distribution company in the United States.
Now with that, I think I can turn the meeting back to my brother who is the better looking and the younger Bouchard.
James Bouchard: Well, I guess I throw the next eight pages away on commercial and operations since Craig did a thorough job on the multiples areas — multiple areas we’re attacking on the financial side and I think for everybody, the reason we have the management team at this, this is a tremendous effort across parallel paths on the financial side, operational, commercial.
We have a whole new IT group doing a phenomenal job reconstructing this company and — but on the financial side, I commend Craig, his whole financial team. The amount of work that was just summarized in the course of 15 or 20 minutes has just been mind boggling over the last couple of months. So, I want to thank Craig and his team for the work until midnight, till one o’clock in the morning almost every night with our legal team, both inside and outside to make those changes for the financial foundation for the growth of this company.
Some of the other areas, obviously we’re attacking on the parallel paths, on the commercial side, we have been — we have been meeting literally with every customer that Wheeling-Pitt had, that’s on the books. We’ve been talking to all new customers and old friends in the marketplace

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

between Tom and I, to identify new opportunities, to improve our product mix and load this facility from the customer all the way back into the reheat furnace.
I want to thank (George Lukes) for job well done consolidating our grades and cutting those down to get it more efficient to the operation and at the same time listening to our sales guys that are bringing those back in while we’re growing the company. All this related to cost and quality improvements in the facility and I’m happy to report that we were able to immediately add 500,000 tons of new orders with over 20 new customers in the last six weeks. It’s a pretty good start and I’m saying it’s start in light of the challenges that we’re facing that I discussed earlier.
Before I flip into the operations side and Tom Modrowski, we’ll go into the summary there. I want to emphasize, OK, we have — we can’t stress enough on the importance that we’re placing on safety in this company. With a thorough assessment in analyzing almost virtually every facet of the company, our employees work safety is absolutely imperative to this company. Our supplier sourcing, production, commercial operations, everything will come in sync that we’ve discussed, but without safety of our employees, it will fail.
Again, I can’t stress enough the importance we’re placing on safety. We want our people going home to their families and living lives in the same condition that they arrived every day on their shifts. We’re committed to making a work — a safer workplace and a hallmark of Wheeling-Pittsburgh Steel in the future. We have made significant strides in January and February, but this is only two months, it does not make a year and it will not make our legacy. We will take upon the excellent two months that we’ve had, which are record setting for Wheeling-Pittsburgh Steel, we will set that as the standard, we will benchmark it and we will try to be the best in the United States and in the world on safety.
At this time, I’d like to turn over to Tom Modrowski, to discuss our operations.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Tom Modrowski: Thanks Jim. Steel operations for the fourth quarter of ‘06 operated at significantly less than capacity with the most critical asset, our EAF actually shut down for part of November and all of December and January. Steel making production fell from 707,000 tons in the third quarter to only 486,000 in the fourth quarter where we operated at 58 percent of capacity.
As Jim stated, on December 4th, our anemic order book consisted of 10,000 tons for January. Filling our order book was mission critical. To that end, Tom Mihelcic and his refocused commercial team have delivered a dramatically improved order book allowing our producing units to return to healthy levels. Our (EAF) was successfully restarted on February 1st and has achieved production rates that have exceeded the design cold charge capacity of 18 heats per day. Additionally, given the performance we’re seeing at the hot strip mill, we are very confident in our ability to process 3.4 million tons annually.
Last, we’d like to report that the second half of the number eight coke battery was successfully placed into operation at the beginning of the month. Its completion will be within the approved project spending level and it’s condition is well within compliance of the 2006 (MACP) standards.
With regard to safety, let me echo Jim’s belief that we are focused and committed to providing every employee a safe environment in which to work. While the steel division’s safety frequency rate was lower in 2006 from the previous year, it remains significantly above the industry average and is a center point of focus as we move forward. Although it’s early in 2007, I can say that after two months, we are on target to meet or exceed our reportable accident frequency rate objective.
Before we go back to Jim, I’d like to acknowledge some of the management fusion here in steel making and comment on the changing culture we’re trying to foster. In addition to John Goodwin, known by most everyone in the industry, as Jim stated, we have strengthened our expertise in the (EAF) blast furnace and finishing facilities with the additions of (Mark Trapp), our general manager of primary, John Duncan, our director of technology and primary operations and Jim

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Ledgard our vice president of operations. Each of these individuals brings recognized expertise in their field in addition to a common belief that our strength lies with our employees.
Together with the United Steelworkers leadership, they’ve led a process of employee involvement that transformed a culture where our employees are not kept aware of the company strategy, but also involved in its development. With the collective expertise recently introduced into the steel making function and a reenergized workforce, we feel confident that together with our USW partners, we are well positioned for the task ahead.
James Bouchard: Like my older brother who’s proud of his younger brother, I’m proud of the job that John Goodwin has done, Tom Modrowski, Jim Ledgard who’s here and the rest of the team that Tom talked about.
And though, well, everybody knows Tom Modrowski won’t toot his horn, I’ll let you know in the month of March, we set all-time production records for Wheeling-Pittsburgh Steel.
On March 2nd, tons per day of 12,478 tons. Average tons per turn, 4,159 also on the second. Steel making on a cold charge, 21 heats per day on 314 and we’ve have multiple days of 20 and as everybody knows the (EAF)’s rated to about 18 to 19 heats per day cold charge. (EAF) instantaneous power usage of 140.3 megawatts, low caster slab diversions of 0.94 percent in January.
At finishing, Jim Ledgard has done a phenomenal job on getting all the finishing operations up to levels that they have not seen in years and now has broken some records. ((inaudible)) daily production record of 5,900 tons on January 30th, Yorksville ((inaudible)) average monthly run speed of 4169 in February of ‘07 — that’s heat per minute. And pickler average monthly turns per term, 1,359 in January of ‘07. And as everybody knows, Wheeling-Pittsburgh — on the cold mill

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

side — carries a very heavy light-gauge product mix and have set all time records. And I thank (Jim) for his outstanding job on those facilities.
I want to turn to Greg Pilewicz, something important in this company as everybody knows and I think questions that are going to come from the financial community as well as our shareholders, is to address the management — size of the managed — executive management and staff as related to the union workforce. It’s a decision that does not come easy for this company. But we need to reduce our management and our overhead in this company to run leaner and meaner, more consistent with the Esmark model on low overhead.
So, I’m going to turn it over to Greg Pilewicz, our senior VP in charge of HR to discuss our management — executive management and staff reduction that is in process. Greg?
Greg Pilewicz: Thank you, Jim. In terms of our workforce moving forward, it was noted earlier that we’ve been taking a very close look at every functional area and staffing levels across the company to determine the right mix of salaried and hourly workers required to achieve our goals.
To that end, we’re announcing today that we’ve initiated a voluntary early retirement program for management employees, that offer individuals across the company an attractive package of structured cash payment and health benefits based on their years of service to the company.
Earlier this week, we sent out letters to 118 salaried employees with details of the early retirement incentive program and have put in place a process to help these individuals make more informed decisions about the options available to them. We think it is a fair and equitable program for those employees that choose to retire early. And it helps the company achieve the right workforce balance and alignment for the challenges that lie ahead.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

So putting all these actions we’ve initiated into perspective, we certainly have a long way to go, but we are moving in the right direction and have already taken a number of important steps from where we were in early December. Again, this is only the start of the process, but an important one as we will continue to challenge all employees and focus them towards the company’s growth, while at the same time, improve the balance between management and union staff.
So with that back drop and background in mind, I’d like to turn it back over to Jim Bouchard.
James Bouchard: Thank you, Greg. That’s a target that we will have. We will exceed 10 percent, we will continue to analyze going forward and look at increasing that percentage going forward in the company as Greg said versus the growth that we will have, looking at the synergies between operations as well as over the service center side of the equation, but we will continue to lean up the executive and management side of this company.
Other things that people should note from the community and the investing community. Mountain States Carbon, which is a joint venture between Severstal and Wheeling-Pittsburgh Steel, as you know was deconsolidated January 1st. It was approximately 500 employees that is that company over there that get — or have been reported out on Wheeling-Pittsburgh Steel personnel number in the past. Wheeling Corrugated, which Steve Servold is the president, will be spun off into a 100 percent wholly owned subsidiary.
Totally focused as PNL, there’s approximately 500 employees in that and with the operations over multiple states, if you look at that, it compares up on a SG&A side as well as an operational side — similar — more to a service center, a little bit more administratively intensive due to the service nature of the business. There’s about 500 employees inside of that. So, as you can see, we’re adjusting the management side. There’s about 1,000 employees that are in those two subs and/or ventures and we will continue to analyze the management workforce related to the union workforce in this company.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

I want to make a — one additional highlight, especially to the United Steelworkers, not only for their involvement at the international level, but at the local level. The working teams that they have put together, their dedication to make change in this company because could have the greatest management team, we could have the greatest found — financial foundation, but without their hard work in making steel out in the plant, we will not prevail, we will not succeed and so we’ve laid out very aggressive plans on the production side, commercial side and these employees at Wheeling-Pittsburgh Steel and the union have stood up and been accounted for and are implementing the change in this company that needs to be done.
On top of that, as a side note, we get a call from Santo the other day. They took it upon themselves to go to the state of Ohio and got a $3 million plus grant from the state of Ohio for training. So, didn’t ask us, we’re all heading again on parallel paths to improve this company. Just went out, took it upon themselves and went to get money for training for their employees, that will also supplement the additional training that we do inside of this company.
So again, that’s the type of effort that’s going forward, looking for funds that are available, that are free to this company, to train our employees and to grow them. And so, I want to thank Santo, all the union presidents, the international, for their assistance.
In closing, I think we’ve painted an accurate but ugly picture of where we started in December and obviously unable to affect change quick enough in January and February. However, the team has made tremendous progress in March and will continue to analyze and take steps we have been taking over the past few months to align this company’s assets, resources and workforce with our vision and objectives and our ambitious plans moving forward to revitalize Wheeling-Pittsburgh Steel.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

We envision a much stronger and agile Wheeling-Pitt in the months and years ahead, proven out by the tremendous strides that have been made operationally and commercially in March, with an entrepreneurial spirit, staying close to the customer, a proven business model that blends the many mill production assets at Wheeling-Pitt with our low-cost, very quick service center, entrepreneurial philosophy that we have and our finishing and converter assets that we have with inside of Esmark. You look at the very large customer base we are assembling, the small to the large, from two tons to 100,000 tons and a highly seasoned management team that is currently in place at Esmark, with the new highly seasoned management team, executive team that we have at Wheeling-Pittsburgh Steel that we have — we believe we are creating a low-cost production model all the way from steel production down to the final customer, so we will continue to focus our efforts on the small OEMs in the Midwest from Pittsburgh to Chicago and service those customers in a just in time basis.
This will be a customer focused company. From day one, we will take the order and we will bring it all the way back into melt. That’s the way it is, it’s the reality in the United States and we are designing this company, both the Wheeling-Pitt executives as well as the Esmark executives, are working hand in hand at their individual operations so when the companies hopefully are merged, we are up and running together effectively and efficiently for our customer base.
I want to thank all of you on the call today for your interest, attention. I think we’re now ready to take any questions you have. And Dennis, I’ll turn it over to you. Thank you.
Dennis Halpin: Thanks Jim. Since we have a full ((inaudible)) in terms of listener volume and we’re a little bit ahead here on the call, almost hit the hour mark, I’d only ask that maybe the callers that we limit — sort of the depth of the questions — so that we give everybody a fair chance to get their questions in.
So with that, Lisa, why don’t you — let’s take some calls.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Operator: Thank you. If you would like to ask a question today, please press star one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it is star one if you have a question. We’ll pause for just a moment.
We’ll take the first question today from Brett Levy, Jeffries & Company.
Brett Levy: Hey guys. It sounds like in order to fill the order book in the first quarter, that you guys were pretty significantly discounting the spot market. Will you talk a little bit about where the March orders were versus the January orders and whether or not you feel like you’ve caught up at least at this point with the way the prevailing market is?
James Bouchard: Good question, I’m going to turn this over to Tom Mihelcic, our vice president of commercial.
Tom Mihelcic: I would say we did not discount prices in the market, but we met the competitive situations that existed out there. And we see an upward trend in prices at this particular point and so what you’ve witnessed in the first quarter for pricing — and it was a mix change also in the first quarter with more hot roll business being taken, but you will see an upward trend on the pricing from — starting in March and moving forward.
Brett Levy: Alright. Are you guys willing to give second quarter guidance at this point?
James Bouchard: I wish I could, but these guys said they’d kill me.
Brett Levy: Alright.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

James Bouchard: The company has traditionally not given two quarters out guidance and I think we’ll probably continue with that as we go forward in the future.
Brett Levy: Alright. You mentioned you’re going to refinance the balance sheet? Does that include the fives and the sixes?
James Bouchard: The fives and the sixes out there we’re looking at right now, we’re having some discussion about them. We’ve had proposals from those people who are interested in owning equity in our company. I guess you debt guys are getting tired of being in the debt market and we’re going to do what it takes to make a strong balance sheet, including the possibility of converting some of the debt ((inaudible)).
Brett Levy: Got it. You know, you guys have the wherewithal to do some contract business. As you guys have ((inaudible)) your order books, have you looked at the possibility of increasing the proportion of contract business to something larger than almost zero?
Male: Absolutely, there’s two ways to look at contract — we’re looking at contract business that you would look at traditionally on the OEM side, that would be out six months to a year. We feel that there is obviously, we need to increase from the zero that Wheeling-Pitt has today, so we’re in discussion there, but also on the service center side of the equation, there’s a lot of OEM contractual business that comes through the service centers, that gets locked back into the mill. This is prevalent in the industry and there’s good service center business and there’s bad service center business. There’s good products in this facility and there’s bad products. So, we are looking at OEM business that’s lock up directly and also OEM business committed through our service centers, that would be locked up for extended periods of time and — but in those instances, they will have improved product mix and through-put for the for facility.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Brett Levy: Alright and lastly, then I’ll get back in the queue. But you know, my sense is that this is going to be more of a service center business than a — than a steel mill. After this acquisition, are you guys looking for any additional production assets or are you mainly looking for the combined Esmark/Wheeling-Pitt on the service center side of things?
Male: We’re looking at both right now; I’d say we’ve been an obviously much more in depth on our downstream service center acquisition front. We currently are engaged in active discussions on multiple targets on the service center side. However, there is one steel producing asset that may have strategic sense, that may be a nice fit for Wheeling-Pitt and also our distribution base. There is also a distribution network that is around that steel producing asset that we believe we can expand and capture that related profitability in that OEM and service center segment. So, again, they go hand in hand, they will be looked at hand in hand, but it will have to have a positive impact to lower the cost of production at Wheeling-Pitt, it’s mandatory as we look at that, that we can lower the production costs on a new manufacturing target as well as with Wheeling-Pitt.
Brett Levy: Alright. Thanks guys.
Operator: Up next we’ll hear from Michelle Appalbaum. Michelle Appalbaum.
Michelle Appalbaum: Michelle Appalbaum Research. I wanted to ask you your outlook on steel prices currently? Are you seeing — have there been some large announced increases? Are you seeing them stick in the marketplace?
James Bouchard: I’ll jump in, Michelle. Yes, we are seeing our March increase and our April price increase stick in the marketplace at this point. As you know, you’ve probably picked up that there’s some scrap surcharges that have been implemented by our competitors. The price of scrap has negatively impacted our March order book, which is obviously in place in the month of March, but going forward we are looking at other ways to address the abnormal or the abnormal

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

scrap activity that’s going on in the marketplace here at Wheeling-Pitt. But steel prices are up. The prices are sticking and I actually believe that the scrap surcharges that have been implemented in the marketplace from our competitors, that the price will continue to increase.
Michelle Appalbaum: Where do you think that puts, kind of plain, vanilla hot roll for May at this point? And can you venture a guess for June?
James Bouchard: I don’t think I want to — we have some commercial announcements we’ll be making in the next week or so, so I — I’d hate to take the thunder out of Tom Mihelcic’s position, so if you could just standby, we’ll have some additional commercial announcements forthcoming.
Michelle Appalbaum: Great. OK, thank you.
James Bouchard: Thanks Michelle.
Operator: And just a reminder everyone, please limit yourself to one or two questions in fairness to others. Up next, we’ll hear from Mark Parr, KeyBanc Capital Markets.
Mark Parr: Hey, thanks very much and good afternoon.
Male: Hey Mark.
Mark Parr: Hey, I’ve had a couple of questions. First, could you elaborate on the cap X plans for Wheeling that you expect to conclude this year?
Male: Basically this year we have a cap X plan of a little less than $70 million — $65 to $70 million. As you know that’s up from $35 million this past year and as you know, at a $35 million investment rate, Wheeling-Pitt’s not keeping up with their depreciation and cannot keep up with these facilities.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Due to the financial position, the company — over the last couple years — the additional capital is needed in the facility at multiple locations and so we have taken our capex up into that range.
Mark Parr: What are the key projects you’re looking at?
Male: Basically, blast furnace $6.9 million, electric arc furnace about $8 million, caster $1.6, slab ((inaudible)) $6.8 because obviously we got another million tons of slabs coming inbound, including we are out-looking at our own rail car positioning, so we can keep our rail car costs down with a million tons of slab transitioning, hot strip mill at about $6.1 million or $6 million, the (LMF bag) house at $6 million, additional primary — on the primary side, roughly about $4 million — $4.5 million. But on the primary side of the equation, about $40 million, on the downstream side for Yorkville side, (Allenport), $4.5 to $5, Martin’s Ferry $5 to $6, corrugated, which we’re expanding, on the corrugated side will be about $4.2 million and we are looking at downstream activities to continue to expand the corrugated side of the business. So, total finishing, about $19 to $20 million.
Mark Parr: OK.
Male: So, we’ll be roughly in that $60 to $70 million area.
Mark Parr: OK. Terrific, I appreciate that color. If I could just ask one other question and I don’t know if Paul had mentioned this in his commentary, there were a lot of numbers. I’m curious about what Wheeling will experience as far as scrap costs inputs, 1Q, relative to 4Q. I think the 4Q number was down $16 if I’m not mistaken, based on Paul said. What’s the first Q scrap buy looking like relative to that and do you have any sense at this point where you see scrap costs might be heading in April? And then I’ll pass it on. Thanks very much.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Male: Well, the scrap number, as you know is very ugly out there right now and then they — there are competitors rumored to have purchased scrap in the $400 ton area and as you know, scrap’s been trading up between $350 to $375 and so, those pricing, obviously over the last 60 days are up well over $100 per ton.
Mark Parr: So, you weren’t that $400 guy?
Male: We were not — we were not the $400 guy.
Mark Parr: OK.
Male: But it did happen, but we’re not the $400 guy. Right now, we’re well positioned — you know considering we came from behind the blocks getting control. The scrap market moved rapidly. We went to a full (EAF) production February 1st, I think Tom told you.
Mark Parr: Right.
Male: Well that’s our key asset ((inaudible)) down October, November or December, January and we brought it up in February, right when the scarp market was starting to move and we have done a nice job putting scrap position in so we’re OK running month to month and have a good 100,000 plus tons in transition and in place and we didn’t have to go out and reach out the $400 per ton.
Mark Parr: Alright, you got any sense of what the April buy’s going to look like?
Male: Well, everybody is very concerned, as you know the global slab market of the United States has moved up to $600 per ton. HBI has now gone north of $400 per ton. Pig iron’s gone north of $400 per ton.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Mark Parr: Right.
Male: It’s got everybody concerned, but everybody believes that obviously this is an over-inflated number and so everybody believes that there will be a pull back, but as of today, we have not seen a pull back.
Mark Parr: OK, terrific. Thanks for the — for the color. I really appreciate it.
Male: No problem, Mark.
Operator: And just a reminder everyone, it’s star one if you have a question. We’ll pause for just a moment.
Male: ((inaudible))
Operator: And at this time, there are no further questions. Mr. Halpin, I’ll turn things back over to you for additional and closing remarks.
Dennis Halpin: Well, I think the call today was such a comprehensive discussion I think that they probably answered most of the questions. So, good job by everybody and I’d like to say thank you for everybody’s interest on the call and we’ll talk to everybody next quarter, pretty soon. Take care everybody.
Male: Thank you.
Male: Great job guys.
Male: Thank you.

WHEELING-PITTSBURGH CORPORATION
Moderator: Dennis Halpin
03-16-07/2:00 p.m. CT
Confirmation # 3429091

Operator: That does conclude today’s conference. We would like to thank you all for your participation and have a great day.
Male: ((inaudible))
END
* * *
The foregoing is a transcript of the March 16, 2007 conference call of Wheeling- Pittsburgh Corporation (the “Company”). While efforts are made to provide an accurate transcription, the transcript may contain typographical mistakes, inaudible statements, errors, omissions or inaccuracies. The Company believes that none of these inaccuracies are material.
In connection with the proposed merger transaction between the Company and Esmark Incorporated (“Esmark”), Clayton Acquisition Corporation (“New Esmark”) intends to file a registration statement on Form S-4 and related proxy statement with the SEC. Stockholders of the Company and Esmark are urged to read the registration statement, proxy statement and any other relevant documents filed with the SEC, when they become available, as well as any amendments or supplements to those documents, because they will contain important information, including information on the proposed transaction as well as participants and their interests in the Company and Esmark.
Stockholders will be able to obtain a free copy of the registration statement and related proxy statement, as well as other filings containing information about the Company and Esmark, at the SEC’s website at www.sec.gov. New Esmark, the Company, Esmark and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the participants in the proxy solicitation and their respective interests may be obtained by reading the registration statement and related proxy statement regarding the proposed transaction when they become available. This communication shall not constitute an offer or any securities for sale.